Exhibit 10.1

NON-COMPETITION AGREEMENT

This Non-Competition Agreement (this “Agreement”) is being executed and delivered as of September 2, 2021, by Praful Shah (“Executive”) in favor and for the benefit of RingCentral, Inc., a Delaware corporation, and its direct and indirect affiliates and subsidiaries (collectively the “Company”) (together, the “Parties”).

INTRODUCTION

Executive was employed by the Company as its Chief Strategy Officer and signed an Employee Confidential Information and Invention Assignment Agreement with the Company dated April 23, 2009 (the “Confidentiality Agreement”), which Agreement is and shall continue to remain in full force and effect notwithstanding Executive’s resignation. During the course of Executive’s employment with the Company, and in connection with the performance of his duties with the Company, Executive had access to and received substantial amounts of confidential, proprietary, and trade secret information. Executive acknowledges that the Company has a substantial and reasonable interest in protecting the confidential, proprietary, and trade secret status of said information.

Executive will separate from employment with the Company effective September 14, 2021 (the “Separation Date”) and the Company wishes to ensure that, following the Separation Date, Executive continues to protect the confidential, proprietary, and trade secret status of the Company’s information.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises made herein the Parties agree as follows:

1.    Effective Date. This Agreement shall be effective as of the Separation Date.

2.    Consideration. If Executive complies with his obligations through the Non-Competition Period (as defined below), on August 20, 2022 Executive will vest in 13,995 shares subject to the restricted stock unit award granted to Executive effective as of the date Executive signs this Agreement (the “Consideration RSU”). For avoidance of doubt, Executive acknowledges and agrees that all other unvested equity awards held by him on the Separation Date will be forfeited on the Separation Date without consideration and that if he breaches his obligations under this Agreement or the Confidentiality Agreement he will forfeit the Consideration RSU.

3.    Non-Competition. During the Non-Competition Period, Executive shall not, without the prior written consent of Company, directly or indirectly: (a) establish, engage in, conduct, or operate, anywhere in the Restricted Territory (as defined below), any Competing Business (as defined below); (b) be or become an officer, director, member, employee, consultant or advisor, or equity or debt holder of any Competing Business in the Restricted Territory; or (c) solicit or encourage any Business Relation to become any employee or consultant of a Competing Business (whether or not such Executive has had personal contact with such Business Relation); provided, that nothing in this Agreement shall prevent or restrict Executive from any of the following: (i) owning as a passive investment of less than 2.0% of the outstanding shares of capital stock or indebtedness of a corporation (whether public or private) that is a Competing Business, provided that Executive does not have the ability to, and does not seek to exercise any, control or otherwise influence the management or operations of such corporation; (ii) performing speaking engagements and receiving honoraria in connection with such engagements; (iii) being employed by any government agency, college, university or other non-profit research organization; or (iv) any activity consented to in advance in writing by the Company. If during the Non-Competition Period Executive accepts any employment, consulting engagement or other association with a Competing Business, Executive shall advise the Company in writing, including the name of the Competing Business, within 10 days.

For purposes of this Agreement:

“Business Relation” means anyone who is currently, or has in the twelve months prior to the Separation Date been, an employee, consultant, partner, or reseller of the Company.

“Competing Business” means any business or enterprise that develops, sells, operates, distributes, or otherwise provides products or services related to unified communications as-a-service (“UCaaS”), contact center as-a-service (“CCaaS”) or communications platform as-a-service (“CPaaS”), including messaging, video and phone communications. Executive acknowledges that the activities of the following companies and their subsidiaries and other affiliated companies constitute a Competing Business for purposes of this Agreement: 8x8, Amazon, Avaya, Cisco, Dialpad, Fuze, Genesys, TalkDesk, Five9, Google, LogMeIn, Microsoft, Mitel, Nextiva, Salesforce, Twilio, Vonage, and Zoom Video Communications.

“Non-Competition Period” means the period commencing on the Separation Date and ending on August 20, 2022.

“Restricted Territory” means each and every country, province, state, city, or other political subdivision of the world in which the Company or any of its subsidiaries or affiliates is currently engaged, or currently plans to engage in a Competing Business, or otherwise distributes, licenses or sells its products in connection with the Competing Business as of the Separation Date.

4.    Severability of Covenants. If any provision of Section 3 is deemed to exceed the time, geographic or scope limitations permitted by applicable law, the Company and Executive agree that such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law.

5.    Non-Disparagement. Executive shall not, at any time during or after Non-Competition Period, directly or indirectly, disparage the Company, including making any disparaging statements about the Company (including its board of directors, executives, and employees), as well as the Company’s business, products, intellectual property, financial standing, or future business prospects. The Company and its board of directors and executive officers shall not, at any time during or after Non-Competition Period, directly or indirectly, disparage Executive, including making any disparaging statements about Executive. Notwithstanding the foregoing, nothing in this Section 5 shall preclude either party from making truthful and accurate statements or disclosures that are required by applicable laws or legal process.

6.    Independence of Obligations. The covenants and obligations of Executive set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Executive, on the one hand, and the Company, on the other.

7.    Executive Acknowledgements. Executive acknowledges that Executive’s agreement as set forth herein is necessary to preserve and protect the Company’s confidential, proprietary, and trade secret information, as well as to preserve and protect the value and goodwill of the Company following the Separation Date. Executive also acknowledges that the limitations of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (A) the Company is engaged in a highly competitive industry; (B) Executive has had unique access to the Company’s confidential, proprietary, and trade secret information, including but not limited Company know-how, as well as the plans and strategy (and, in particular, the competitive strategy) of the Company; (C) Executive believes he would be able to obtain suitable and satisfactory employment without violation of this Agreement; and (D) Executive believes that this Agreement provides no more protection than is reasonably necessary to protect the Company legitimate interest in the protection of its goodwill, confidential, proprietary, and trade secret information.

8.    Severability. Subject to Section 4, if any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of (i) such provision or part thereof under any other circumstances or in any other jurisdiction or (ii) the remainder of such provision or the validity or enforceability of any other provision of this Agreement.

9.    Governing Law and Enforcement.

(a)    Choice of Law. This Agreement, and all claims, causes of action (whether in contract, tort or statute) or other matter that may result from, arise out of, be in connection with or relating to this Agreement, or the negotiation, administration, performance, or enforcement of this Agreement (the “Relevant Matters”), shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, including its statutes of limitations.

(b)    Choice of Venue. Each of Executive and the Company irrevocably consents to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware. Each Party agrees not to commence any legal proceedings with respect to a Relevant Matter except in such courts. The Parties irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the headquarters of the Company and to the address most recently provided in writing by Executive to the Company. Any such service of process shall be effective upon delivery.

(c)    Labor Code Section 925 Confirmation. Executive represents and confirms that the Company has advised him as to the existence of California Labor Code Section 925 and its protections as to the law applicable to, and location for the resolution of, any claim or controversy between Executive and the Company arising in California. Executive acknowledges and confirms the Company has instructed him to consult counsel regarding the terms of this Agreement, and Executive states under penalty of perjury that he has in fact consulted counsel (i) as to the negotiation of the terms of this Agreement, (ii) its designation of Delaware law as the law applying to any dispute that may result from, arise out of, be in connection with or relating to this Agreement and Executive’s obligations thereunder, Executive’s employment with or separation from the Company (including claims or controversies arising in California), as well as (iii) this Agreement’s designation of Delaware courts as the exclusive venue or forum where any such disputes will be resolved. Executive agrees to provide the Company any further written confirmation requested to confirm the consultation referred to in this section.

(d)    Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT, OR ANY OTHER RELEVANT MATTER.

10.    Entire Agreement/Amendment. This Agreement and the documents and instruments and other agreements referenced herein constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings both written and oral, among the Parties with respect to the subject matter of this Agreement, except that the terms of the Confidentiality Agreement shall remain in full force and effect and shall be deemed to supplement and not diminish Executive’s obligations to protect said Company information. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of the Party against whom enforcement is sought. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Neither the failure nor any delay by any party in exercising any right, power, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any right, power, privilege or remedy under this Agreement, shall operate as a waiver of such right, power, privilege or remedy.

11.    Binding Nature/Assignment. This Agreement and all obligations hereunder are personal to Executive and may not be assigned, delegated or otherwise transferred by Executive at any time. This Agreement will be binding upon Executive and Executive’s representatives, executors, administrators, estate, heirs, successors and assigns, and will inure to the benefit of the Company and its direct and indirect affiliates and subsidiaries, each of whom (other than the Company) is an express third-party beneficiary of this Agreement with the ability to enforce this Agreement as if it were the Company hereunder. The Company may assign this Agreement and all other rights acquired hereunder in their entirety or in part at any time to any affiliate of or successor to the Company.

12.    Construction. Each Party has been represented by counsel during the negotiation and execution of this Agreement and hereby waives the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

PRAFUL SHAH	RINGCENTRAL, INC.

/s/ Praful Shah	/s/ John Marlow
Signature	By:	John Marlow
	Title:	SVP Corporate Development & General Counsel

3